UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
January 15, 2010 (January 15, 2010)
Date of Report (Date of earliest event reported)

CARE INVESTMENT TRUST INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-33549 (Commission File Number)	38-3754322 (I.R.S. Employer Identification No.)

505 Fifth Avenue, 6th Floor, New York, New York (Address of principal executive offices)	10017 (zip code)
Registrant’s telephone number, including area code: (212) 771-0505
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry Into a Material Definitive Agreement.
On January 15, 2010, Care Investment Trust Inc. (the “Company”) and CIT Healthcare LLC (the “Manager”), the Company’s external manager, entered into an Amended and Restated Management Agreement, dated as of January 15, 2010 (the “Agreement”), which amends and restates that certain Management Agreement, dated June 27, 2007, as amended by that certain Amendment No. 1 to the Management Agreement, dated as of September 30, 2008 (the “Original Management Agreement”). All capitalized terms have the meanings ascribed to them in the Agreement unless otherwise provided.
Term:
The Agreement is effective upon approval by the Company’s stockholders of the Plan of Liquidation, which is described in and attached to the Company’s definitive proxy statement filed with the SEC on December 28, 2009 (the “Proxy Statement”). The Company is seeking such stockholder approval at a special meeting of stockholders to take place on Thursday, January 28, 2010. The Agreement shall continue in effect, unless earlier terminated in accordance with the terms thereof, until December 31, 2011.
Base Management Fee:
The Agreement reduces the Base Management Fee to a monthly amount equal to (i) $125,000 from February 1, 2010 until the earlier of (x) June 30, 2010 and (y) the date on which four of the Company’s six Existing Investments have been sold; then from such date (ii) $100,000 until the earlier of (x) December 31, 2010 and (y) the date on which five of the Company’s six Existing Investments have been sold; then from such date (iii) $75,000 until the effective date of expiration or earlier termination of the Agreement by either of the Company or the Manager; provided, however, that notwithstanding the foregoing, the Base Management Fee shall remain at $125,000 per month until the later of: (a) ninety (90) days after the filing by the Company of a Form 15 with the SEC; and (b) the date that the Company is no longer subject to the reporting requirements of the Exchange Act.
Buyout Payment:
Pursuant to the terms of the Agreement, the Company shall pay the Manager a Buyout Payment of $7.5 million, payable as follows: (i) $2.5 million on the Effective Date; (ii) $2.5 million upon the earlier of (a) April 1, 2010 and (b) the effective date of the termination of the Agreement by either of the Company or the Manager; and (iii) $2.5 million upon the earlier of (a) June 30, 2011 and (b) the effective date of the termination of the Agreement by either the Company or the Manager. The Termination Fee that is operative under the Original Management Agreement has been replaced by the Buyout Payments under the Agreement.
Incentive Fee:
Pursuant to the terms of the Agreement, the Manager shall be eligible for an Incentive Fee of $1.5 million if (i) at any time prior to December 31, 2011, the aggregate cash dividends paid to the Company’s stockholders since the Effective Date equal or exceed $9.25 per share or (ii) as of December 31, 2011, the sum of (x) the aggregate cash dividends paid to the Company’s stockholders since the Effective Date and (y) the Aggregate Distributable Cash equals or exceeds $9.25 per share. In the event that the Aggregate Distributable Cash equals or exceed $9.25 per share but for the impact of payment of a $1.5 million Incentive Fee, the Company shall pay the Manager an

Incentive Fee in an amount that allows the Aggregate Distributable Cash to equal $9.25 per share.
Impact on Plan of Liquidation:
The replacement of the Termination Fee by the Buyout Payment under the Agreement will result in the elimination of the Termination Fee in the Company’s total liquidation value with a net present value of $8.7 million to be replaced by a Buyout Payment with a net present value of $7.3 million, resulting in a revised Total Liquidation Value Range (as defined in the Proxy Statement) of $8.05 to $8.90 per share. For the purposes of deriving the Total Liquidation Value Range, both the Termination Fee and the Buyout Payment were calculated on a net present value basis of the future payments expected to be made to the Manager.
Termination of the Agreement:
The Agreement provides the Company and the Manager with a right to terminate the Agreement without cause, under certain conditions, and the Company with a right to terminate the Agreement with cause, as defined in the Agreement.
Termination of Mortgage Purchase Agreement:
In consideration of the Manager’s agreement to execute and deliver the Management Agreement, the Company agreed to rescind all outstanding put notices under that certain Mortgage Purchase Agreement, dated as of September 30, 2008, by and between the Company and the Manager (the “Mortgage Purchase Agreement”), effective upon the Effective Date of the Agreement.
Mutual Release:
In consideration of the execution and delivery of the Agreement, each Party released the other from any current or future outstanding losses or liabilities. A copy of the Release is attached as an exhibit to the Agreement.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed as part of this Report.

10.1	Amended and Restated Management Agreement by and between Care Investment Trust Inc. and CIT Healthcare LLC, dated as of January 15, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 15, 2010

CARE INVESTMENT TRUST INC.
By:	/s/ Paul F. Hughes
	Name:	Paul F. Hughes
	Title:	Chief Compliance Officer and Secretary